UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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PSYCHEMEDICS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

July 6, 2022

Dear Fellow Stockholders:

First and foremost, we would like to express our sincere appreciation for your continued support as a Psychemedics shareholder. As we all know, 2021 was a year of macroeconomic volatility, including another year dominated by the COVID-19 pandemic, inflationary pressures and global supply chain disruptions that impacted the hiring practices of our customers throughout the United States and elsewhere in the world. We took decisive actions to progress forward as a company and enhance shareholder value, including resumed cash dividend payments as testing volumes improved from the COVID-19 pandemic. Our diverse and experienced Board provided strategic oversight to help us navigate the challenges of 2021 and into 2022 and beyond. We are proud to tell our corporate governance story in the following pages, which includes these highlights.

Psychemedics is committed to a Board composition that reflects an effective mix of business expertise, company knowledge, and diverse perspectives, and our goal is to strike the right balance between board refreshment and continuity. We have added two new directors to our Board in the past year and a half and plan to add two more new directors at this upcoming meeting.

Psychemedics values the feedback of our shareholders and seeks opportunities to engage on company performance, strategy, and governance, among other topics.

We cordially invite you to attend the Annual Meeting of Stockholders, which will be held at the Seaport Hotel, 200 Seaport Boulevard, Boston, MA 02210 on August 12, 2022, at 10:00 A.M. Eastern Time.

Details regarding the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. In addition, I will report on current operations and discuss our plans for growth. We will also have plenty of time for your questions and comments. I believe that the Annual Meeting provides an excellent opportunity for stockholders to become better acquainted with the Company and its directors and officers. I hope that you will be able to attend.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, I hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Proxy Statement.

Sincerely,

Raymond C. Kubacki
Chairman, Chief Executive Officer, and President

PSYCHEMEDICS CORPORATION

289 Great Road, Suite 200

Acton, Massachusetts 01720

978-206-8220

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 6, 2022

The Annual Meeting of Stockholders will be held on August 12, 2022, at 10:00 a.m. Eastern Time at the Seaport Hotel, 200 Seaport Boulevard, Boston, MA 02210. The Annual Meeting will be for the following purposes, as more fully described in the proxy statement (the “Proxy Statement”):

1.	To elect directors of the Company for the ensuing year and until their respective successors are chosen and qualified;

2.	To conduct a non-binding advisory vote on the compensation of our named executive officers;

3.	To ratify the Audit Committee’s appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

4.	To consider and act upon matters incidental to the foregoing and to transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on June 27, 2022, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on August 12, 2022: We have elected to provide access to our proxy materials by: (i) sending you this full set of proxy materials, including the proxy statement, our Annual Report for 2021, and a proxy card. Our Proxy Statement, Annual Report for 2021 and proxy card, are also available on the Internet that you may download and print by going to www.psychemedics.com/proxy.

We encourage you to review all of the important information contained in the proxy materials contained herein or accessed on our website at www.psychemedics.com/proxy before voting.

By order of the Board of Directors,

/s/ Patrick J. Kinney, Jr.
Patrick J. Kinney, Jr.,
Secretary

The Company’s Annual Report for 2021 containing a copy of the Company’s Form 10-K (excluding exhibits) for the year ended December 31, 2021, is enclosed herewith.

Please fill in, date, sign and mail promptly the accompanying proxy in the return envelope furnished for that purpose, whether or not you plan to attend the Annual Meeting.

PSYCHEMEDICS CORPORATION

289 Great Road, Suite 200

Acton, Massachusetts 01720

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 12, 2022

You are receiving this communication because you hold shares in PSYCHEMEDICS CORPORATION (hereinafter, the “Company”). We have elected to provide access to our proxy materials by: (i) sending you this full set of proxy materials, including the proxy statement, our Annual Report for the year ended December 31, 2021, and a proxy card; and (ii) notifying you of the availability of these proxy materials on the internet that you may download and print by viewing www.psychemedics.com/proxy. We encourage you to review all of the important information contained in the proxy materials contained herein or accessed on our website at www.psychemedics.com/proxy before voting.

This statement is furnished to the stockholders of the Company in connection with management’s solicitation of proxies to be used at the Annual Meeting of Stockholders on August 12, 2022, and at any adjournment of that meeting. The approximate date on which this proxy statement and accompanying proxy are being sent to stockholders of the Company is July 6, 2022. Each proxy delivered pursuant to this solicitation, or any proxy that you may download from www.psychemedics.com/proxy, is revocable at the option of the person executing the same by written notice delivered to the Secretary of the Company at any time before the proxy is voted. A stockholder who attends the Annual Meeting in person may revoke his or her proxy at that time and vote his or her shares if such stockholder so desires.

Most stockholders of the Company hold their shares through a stockbroker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the stockholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to cast your vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a stock brokerage account, by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker, trustee or nominee is obligated to provide you with a voting instruction card for you to use.

The presence in person or by proxy of stockholders entitled to cast a majority of the outstanding shares, or 2,813,098 shares, shall constitute a quorum. Under Nasdaq rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including Proposal 3, the ratification of the Audit Committee’s appointment of BDO USA, LLP as the Company’s independent registered public accounting firm. However, on non-routine matters such as Proposal 1, the election of directors, or Proposal 2, the non-binding advisory vote concerning executive compensation, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. So long as the broker has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter. With respect to the election of Directors, the Company will treat votes withheld as shares that are present for purposes of determining a quorum. A plurality is required to elect Directors, so the six persons receiving the greatest number of votes will be elected. Withheld votes will not affect the outcome of the election. With respect to the ratification of the Audit Committee’s appointment of BDO USA, LLP, the vote, on an advisory and non-binding basis, or the of the compensation of the Company’s named executive officers, the Company will treat abstentions as shares that are present and entitled to vote. Since a majority of the shares represented at the meeting and entitled to vote is required for approval, abstentions will have the effect of a vote against approval of these proposals. These abstentions, however, are counted towards establishing a quorum for the Annual Meeting. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as shares entitled to vote with respect to that matter. Accordingly, broker non-votes will have no effect on such a matter.

For stockholders of record, all shares represented by the proxies mailed to stockholders will be voted at the Annual Meeting in accordance with instructions given by the stockholders. If no choice is specified, the proxies will be voted FOR Proposal 1 - the election of the six nominees named under “Election of Directors”, unless authority to do so is withheld with respect to one or more of the nominees, FOR Proposal 2 - approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers, FOR Proposal 3 - ratification of the Audit Committee’s appointment of BDO USA, LLP for the year ending December 31, 2022, and in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting.

As of June 27, 2022, the Company had outstanding 5,626,196 shares of Common Stock. The Common Stock is the only type of security entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder of record thereof at the close of business on June 27, 2022, to one vote on each of the matters to be voted upon at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, directors are to be elected to hold office for the ensuing year and until their respective successors are chosen and qualified. The Board of Directors has fixed the size of the Board at six and has nominated six persons, of whom four are now directors of the Company, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If the enclosed proxy, or any proxy that you may download from www.psychemedics.com/proxy is duly executed and received in time for the Annual Meeting, and unless authority to do so is withheld, it will be voted to elect as directors the following nominees: Robyn C. Davis, Peter H. Kamin, Raymond C. Kubacki, Darius G. Nevin, Andrew M. Reynolds, and Fred J. Weinert. In the event that any of the nominees becomes unavailable, then the proxy holders shall have the right: (i) to vote for such substitute, if any, as the present Board of Directors may designate; or (ii) to leave a vacancy on the Board.

BUSINESS EXPERIENCE OF NOMINEES

The Company currently has a total of five directors, who were elected to serve until the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Mr. Tomenson is not standing for re-election. The Board increased the size of the Board to six, to take effect as of the 2022 Annual Meeting of Stockholders and has nominated Peter H. Kamin and Darius G. Nevin to fill these vacancies. Each nominee, if elected, will serve for a one-year term ending at the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified.

Each nominee has indicated his or her willingness to serve, if elected. It is the intention of the persons named as proxies to vote for the election of the nominees. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. We have no reason to believe that any of the nominees will be unable to serve if elected. Except as described below under the caption “Cooperation Agreement with 3K Limited Partnership,", the nominees have not been nominated pursuant to any arrangement or understanding with any person.

The following table sets forth certain information with respect to each of our current directors and nominees for director:

Name	Age	Position

Robyn C. Davis	60	Director and Nominee, Member of Audit, Nominating and Corporate Governance, and Compensation Committees

Peter H. Kamin	60	Nominee

Raymond C. Kubacki	77	Chairman of the Board, Chief Executive Officer, President, Director and Nominee

Darius G. Nevin	64	Nominee

Andrew M. Reynolds	54	Director and Nominee, Member of Audit, Nominating and Corporate Governance, and Compensation Committees

Walter S. Tomenson, Jr.(1)	75	Director, Member of Audit, Nominating and Corporate Governance, and Compensation Committees

Fred J. Weinert	75	Director and Nominee, Member of Audit, Nominating and Corporate Governance, Compensation Committees; Lead Independent Director

(1)	Not standing for re-election.

All directors hold office until the next Annual Meeting of Stockholders or until their successors are elected.

Ms. Davis has been managing director of Angel Healthcare Investors, LLC, an early-stage investment group focused on medical devices, life sciences and specialty pharmaceutical companies since 2000.  Additionally, Ms. Davis is a global Executive Coach at The Leadership Consortium.  Prior to Angel Healthcare, Ms. Davis was a director of the merchant banking services practices for Barents Group, LLC,  a strategy consultant at Bain & Company and a consultant at Computer Sciences Corporation.   She currently serves as a director of Azenta Life Sciences (AZTA:Nasdaq-GS), a provider of life sciences sample management solutions, and Akston Biosciences, an early-stage company developing a novel fusion-protein platform for multiple conditions. Ms. Davis holds a B.A. in International Relations from Tufts University and an M.B.A from Harvard Business School.   She holds an Executive Masters Professional Director Certification from the American College of Corporate Directors   As a result of these and other professional experiences, Ms. Davis possesses particular knowledge and experience in value-creation, growth strategy, cost reduction, and leadership development that strengthens the Board’s collective qualifications, skills and experience. Ms. Davis has been a director of the Company since 2021.

Mr. Kamin has been the founder and Managing Partner of 3K Limited Partnership, a private investment firm focused on making control investments in privately held businesses, since 2011. Previously, Mr. Kamin was the Founding Member and Managing Partner of ValueAct Capital, a San Francisco-based investment company that manages more than $16 billion on behalf of some of the world's largest institutional investors, from 1999 to 2011, and the Founder and Manager of Peak Investment L.P., a limited partnership organized to make investments in select domestic public and private companies, from 1992 to 1999. Mr. Kamin has served on the boards of directors of IAA, Inc. (NYSE: IAA), a publicly traded multi-channel vehicle marketplace and former subsidiary of KAR Auction Services, Inc. (“Kar Auction Services”), since June 2019, and Tile Shop Holdings, Inc. (NASDAQ: TTSH) (“Tile Shop Holdings”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, since 2012, and as Chairman since July 2018. Mr. Kamin previously served on the boards of directors of MAM Software Group, Inc. (formerly NASDAQ: MAM), a leading provider of cloud-based business and on-premise management solutions for the auto parts, tires and vertical distribution industries, from 2012 to October 2019; Ambassadors Group, Inc. (formerly NASDAQ: EPAX), a former leading provider of educational travel experiences primarily engaged in organizing and promoting worldwide educational travel programs for students through a direct to consumer marketing model, from 2012 to 2016; Rand Worldwide, Inc. (formerly OTCBB: RWWI), a former leader in design, engineering, and facilities management technology solutions with expertise in computer aided design software, computational fluid dynamics, data management, and process optimization for the manufacturing, engineering, and building design industries, from 2011 to 2015; and Kar Auction Services (NYSE: KAR), a leading provider of used vehicle auctions and related vehicle remarketing services in North America and Europe, from 2007 to 2011. Mr. Kamin also previously served as a member of the board of managers of The Tile Shop, LLC, a subsidiary of Tile Shop Holdings, in 2012. Mr. Kamin is also a director of several privately-held companies and non-profit organizations. Mr. Kamin received an M.B.A. from Harvard Business School and a B.A. in Economics from Tufts University. We believe that Mr. Kamin is qualified to serve on our Board due to his significant experience as a director of publicly traded companies and his substantial experience as an investor.

Mr. Kubacki has been the Company’s President and Chief Executive Officer since 1991. He has also served as Chairman of the Board of the Company since 2003. From 2011 until 2016, he served as a director of Integrated Environmental Technologies, Ltd. He is also a trustee of the Center for Excellence in Education based in Washington, D.C. and holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, an organization that provides educational and other services to public and private company directors. Mr. Kubacki received an M.B.A. from Harvard Business School and an A.B. from Harvard University As a result of these and other professional experiences, Mr. Kubacki possesses particular knowledge and experience in marketing and operations that strengthen the Board’s collective qualifications, skills and experience. Mr. Kubacki has been a director of the Company since 1991.

Mr. Nevin has been a member of G3 Capital Partners LLC, an adviser to private equity firms in the fields of security, telecommunications and recurring services industries, since 2010, and G3 Investment Holdings LLC, an investment holding company, since 2010. Previously, Mr. Nevin was the Executive Vice President and Chief Financial Officer of Protection One, Inc. (formerly NASDAQ: PONE), a provider of monitoring and security services, from 2001 to 2010; Chief Financial Officer of Guardian International, Inc. (formerly OTC: GIIS) (“Guardian International”), a security monitoring company, from 4 1987 to 2001; and also previously worked at First Chicago Venture Capital, the predecessor to Madison Dearborn Partners, a leading private equity investment firm, from 1983 to 1986. Mr. Nevin has served on the boards of directors of Alarm.com Holdings, Inc. (NASDAQ: ALRM), a provider of interactive security solutions for home and business owners, since 2016, and Cohealo, Inc., a venture-backed technology and services company that develops products for health systems that improve the efficiency, transparency, and cost around equipment management, since 2016. Mr. Nevin previously served on the board of directors of WCI Communities, Inc. (formerly NYSE: WCIC), a luxury homebuilder, from 2013 until it was purchased by Lennar Corporation (NYSE: LEN) in February 2017, and Guardian International, from 2001 to 2006. Mr. Nevin also previously served as Chairman of the board of directors of Educate Tomorrow, Corp., a nonprofit organization dedicated to providing one-on-one educational mentors, life skills, and in-school support to foster youth, from 2012 to September 2021. Mr. Nevin received an M.B.A. in Finance and Marketing from The University of Chicago Booth School of Business and an A.B. in General Studies from Harvard University. We believe that Mr. Nevin is qualified to serve on our Board due to his significant experience as a director of publicly traded companies and his substantial experience as an investor.

Mr. Reynolds serves as an independent director for AddSecure, a Stockholm, Sweden based provider of Internet of Things (IoT) solutions including security, surveillance, and safety communication systems; Idle Smart, an early-stage provider of idle and battery power management solutions for large transport vehicles; and Linxup (formally known as Agilis Systems), a SaaS-based provider of trucking fleet telematics and tracking solutions. Mr. Reynolds also serves as an advisor to Locomation, an autonomous trucking company providing aftermarket solutions for large commercial transport vehicles. From June 2011 until December 2017, Mr. Reynolds served as Senior Vice President of Global Business Development at Fleetmatics, PLC, of Dublin, Ireland (FLTX), a provider of truck fleet tracking and mobile workforce management software. From July 2007 until January 2011, Mr. Reynolds served as Senior Vice President of Corporate Development at Art Technology Group (ARTG), an ecommerce software provider. From September 2002 until June 2007, Mr. Reynolds served as Vice President of Corporate Development for Hyperion Solutions (HYSL), a financial and analytics software applications company. Mr. Reynolds received an M.B.A. from Cornell University and an A.B. from Dartmouth College. As a result of these and other professional experiences, Mr. Reynolds possesses particular knowledge and experience in sales and marketing, international business and strategic planning that strengthen the Board’s collective qualifications, skills and experience. Mr. Reynolds was elected as a director of the Company on April 4, 2022.

Mr. Weinert is an entrepreneur currently engaged in commercial real estate, international business development and environmental consulting.  He started his professional career in 1969 in public accounting as an auditor for Arthur Andersen & Co. and then moved on to private industry with positions as Accounting Manager and Controller.  In 1973, Mr. Weinert joined Waste Management Inc. (NYSE: WM) as a Financial Analyst for acquisitions and government tenders. Early in his career at WM Weinert was promoted to Regional Controller for the Midwest Region including Canada.  In 1977, Weinert was selected to be Director of Construction for WM’s 1st overseas project in Riyadh, Saudi Arabia.  In 1978, Weinert was promoted to Vice President of Waste Management International based in London.  In 1979, he was responsible for the project planning, mobilization and operations of the largest waste management privatization project awarded in the world, a 10-year contract that served 2,000,000 people in the municipality of Buenos Aires, Argentina.  In 1983, Weinert was promoted to President of Waste Management International to manage the company’s international operations and to direct new business development through government contracting in Latin America, Middle East, Australia and Hong Kong, as well as through acquisitions in Australia, New Zealand, and Europe. In 1989, Weinert left WM and joined with a former associate from WM to form MW Partners LP that was involved in commercial real estate as well as in other private ventures in which Weinert was the President. MW Partners was also an early-stage equity investor in Psychemedics.  Mr. Weinert received a B.S. in Accounting from the University of Dayton (UD). While attending UD, Weinert was a member of Student Government and Concert Director responsible for contracting and promoting the live performances at UD of popular musical groups.  Weinert also served as a member the UD School of Business Advisory Council for 22 years. In 1999, he was recognized as Department of Accounting Alumnus of the year. In  2002, Weinert was awarded UD Alumni Lifetime Achievement Award.  In 2006, Weinert was awarded by the UD Business School the 1st Mobius Award.  Weinert has a Professional Director Certificate from the American College of Corporate Directors. As a result of these and other professional experiences, Mr. Weinert possesses particular knowledge and experience in accounting, finance, capital structures, and international operations that strengthen the Board’s collective qualifications, skills and experience.  Mr. Weinert has been a Director of the Company since 1991.

EXECUTIVE OFFICERS

The names of our current executive officers, who are not also members of our Board of Directors, and certain biographical information furnished by them, are set forth below:

Name	Age	Position
Charles M. Doucot	56	Executive Vice President
Andrew P. Limbek	36	Vice President, Controller
Michael I. Schaffer, Ph.D.	77	Vice President, Laboratory Operations

Mr. Doucot has served as Executive Vice President since January 2019. From May 2018 until January 2019, he served as Vice President Sales & Marketing. Prior to joining the Company, he served as Vice President Sales & GM of Burning Glass Technologies, a data analytics company, from January 2016 to December 2017. From April 2014 to January 2016, he served as Sr. VP and GM at Lumesse, an HR technology company, responsible for the Americas Business and starting a new business unit. From August 2009 to February 2014, he served as VP WW Sales and Marketing for Kalido, a big data and analytics company. Mr. Doucot began his career spending over 15 years at Hewlett-Packard Company with increasing levels of global responsibility. Mr. Doucot received a B.S. in Electrical Engineering from Northeastern University.

Mr. Limbek has served as Vice President, Controller since January 2021. From March 2019 until January 2021, he served as an accounting consultant at Applied Genetic Technologies Corporation, a publicly-held clinical stage biotechnology company, where he served as interim Financial Planning & Analysis Director and reported directly to the Chief Financial Officer of the company. From June 2019 until March 2020, he served as Controller at Racepoint Global, Inc., an independent professional services agency. From January 2018 until June 2019, Mr. Limbek served as Assistant Controller of Racepoint Global, Inc.  From March 2017 until January 2018, Mr. Limbek served as a Senior Accounting Manager at Oxford Global Resources, LLC, a consulting firm. From 2014 until February 2017, he served as a Senior Manager at Bullpen Financial LLC,. Mr. Limbek is a Certified Public Accountant in the Commonwealth of Massachusetts. Mr. Limbek received a B.S. in Accounting from the University of New Hampshire.

Dr. Schaffer has served as Vice President of Laboratory Operations since 1999. From December 2016 – December 2020, Dr. Schaffer served as a member of the Drug Testing Advisory Board (DTAB) which advises the administrator of Substance Abuse and Mental Health Services Administration (SAMHSA) on drug testing activities and laboratory certification. From 1990 to 1999, Dr. Schaffer served as Director of Toxicology, Technical Manager and Responsible Person for the Leesburg, Florida laboratory of SmithKline Beecham Clinical Laboratories. From 1990 to 1999, Dr. Schaffer was also a member of the Board of Directors of the American Board of Forensic Toxicologists. Dr. Schaffer has also served as an inspector for the College of American Pathologists since 1990. Dr. Schaffer received an Ph. D from the University of Chicago and a B.S. in Zoology from the University of Illinois Urbana-Champaign

CORPORATE GOVERNANCE

General

The Company believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. The Board of Directors of the Company has responsibility for establishing broad corporate policies and reviewing the overall performance of the Company. The Company’s officers are responsible for day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps the directors informed of Company activity through detailed monthly reports and presentations at Board and committee meetings.

The Board of Directors has delegated certain of its oversight responsibilities to three principal separate subcommittees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors (see “Independence” below. Each of the Audit, Compensation and Nominating and Corporate Governance Committees operates under a special charter pertaining to such committee. Each such charter has been approved by the Board of Directors of the Company and is posted on the Company’s web site at www.psychemedics.com/proxy. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Kubacki is the only director who is also an employee of the Company. He is not included in deliberations concerning evaluation of his own compensation at any meetings of the Compensation Committee. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are non-employee directors.

The Company has in place a comprehensive Code of Ethics and Conduct. You may obtain a copy of the Company’s Code of Ethics and Conduct by writing to the Company at Investor Relations, Psychemedics Corporation, 289 Great Road, Suite 200, Acton, Massachusetts 01720, or by viewing the Investor Information section of the Company’s website at www.psychemedics.com/proxy.

Independence

Under the rules of the Nasdaq Stock Market, a majority of the directors and all of the members of the Audit Committee must qualify as independent directors. The Board of Directors of the Company conducts an annual review of the independence of the members of the Board and its committees. Four of the five existing directors are nonemployee directors (all except Mr. Kubacki). Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in Securities and Exchange Commission Regulations and the Nasdaq Stock Market listing standards), information provided by the directors, nominees for directors, and the Company did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial), which would impair the independence of any of the nonemployee directors or nominees. In addition, director Harry Connick was independent during his tenure on our Board.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Psychemedics and our stockholders. The Corporate Governance Guidelines may be viewed on our website under “Investor Relations” at www.psychemedics.com. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	our board’s principal responsibility is to oversee the management of Psychemedics;
•	except as may be otherwise permitted by the Nasdaq Listing Rules, a majority of the members of our board shall be independent directors;
•	the independent directors meet at least twice annually in executive session;
•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and
•	all directors are expected to participate in continuing director education; and our board will conduct a self-evaluation annually to determine whether it is functioning effectively.

Certain Relationships and Related Transactions

The Board of Directors has adopted a policy whereby the Company’s Audit Committee is responsible for reviewing any proposed related party transaction. The types of transactions covered by the policy include payments for products or services to or indebtedness to or from, related parties, as defined in Item 404(b) of Regulation S-K under the federal securities laws. The Audit Committee has determined that there were no related party transactions with any related party in fiscal 2021 that would require disclosure under Item 404(a) of Regulation S-K.

Board of Directors Meetings and Committees

The Board of Directors met twelve times in fiscal year 2021 (including teleconference meetings). During fiscal year 2021, each of the directors attended at least 75% of the total number of meetings of the Board of Directors and the committees of which such director was a member.

The Company encourages all incumbent directors, as well as all nominees for election as director, to attend the annual meetings of Stockholders. All of the Company’s directors who were directors at the time attended the Company’s Annual Meeting in May 2021.

Audit Committee

The Audit Committee, whose members currently consist of Ms. Davis and Messrs. Reynolds, Tomenson and Weinert (Chair), reviews the appropriateness, quality and acceptability of the Company’s accounting policies and the integrity of financial statements reported to the public, and compliance with legal and regulatory requirements. Director Harry Connick also served on the Audit Committee until his retirement from the Board on April 4, 2022, at which time Mr. Reynolds became a member of the Audit Committee. The Board has determined that each member of the Audit Committee is an “independent director” under the rules of the Nasdaq Stock Market governing the qualifications of the members of audit committees, and each member of the Audit Committee satisfies the requirements of the Nasdaq Stock Market regarding competency in financial matters. The Audit Committee Charter is available at the Company’s website, www.psychemedics.com. In addition, the Board of Directors has determined that Mr. Weinert, the Chairman of the Audit Committee, qualifies as an “Audit Committee Financial Expert” as defined by the Securities and Exchange Commission (“SEC”) rules. The responsibilities of the Audit Committee and its activities during fiscal year 2021 are described in the Report of the Audit Committee set forth below in this proxy statement. The Audit Committee held four meetings during 2021.

Compensation Committee

The Compensation Committee, whose members currently consist of Ms. Davis and Messrs. Reynolds (Chair), Tomenson and Weinert, held three meetings during 2021. Director Harry Connick also served on the Compensation Committee until his retirement from the Board on April 4, 2022, at which time Mr. Reynolds became a member of the Compensation Committee. The Compensation Committee operates pursuant to a written charter (the “Compensation Committee Charter”) that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Compensation Committee Charter is available at the Company’s website, www.psychemedics.com. Under the provisions of the Compensation Committee Charter, the primary functions of the Compensation Committee include determining salaries and bonuses for the Company’s executive officers, individuals to whom stock options, other equity-based awards and cash awards are granted, and the terms upon which such grants and awards are made, adopting incentive plans, overseeing risks associated with the Company’s compensation policies and practices, evaluating the performance of the Company’s executive officers, reviewing with management compensation disclosures to be included in the Company’s filings with the Securities and Exchange Commission, and determining director compensation, benefits and overall compensation. The Compensation Committee has the sole discretion and express authority to retain and terminate any compensation consultant, including sole authority to approve the consultant’s fees and other retention terms.

Compensation Committee Interlocks and Insider Participation

None of Ms. Davis or Messrs. Reynolds, Tomenson or Weinert has ever been an officer or employee of the Company or any subsidiary of the Company and no executive officer of the Company serves on the board of directors of any company at which any of the Compensation Committee members is employed.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, whose members currently consist of Ms. Davis (Chair) and Messrs. Reynolds, Tomenson and Weinert, held five meetings during 2021. Director Harry Connick also served on the Nominating and Corporate Governance Committee until his retirement from the Board on April 4, 2022, at which time Mr. Reynolds became a member of the Compensation and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to a written charter (the “Nominating and Corporate Governance Committee Charter”) that was adopted by the Board of Directors. The Nominating and Corporate Governance Committee Charter is available at the Company’s website, www.psychemedics.com. Under the provisions of the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is charged with identifying and screening candidates, consistent with criteria approved by the Board of Directors, and making recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined in the Nasdaq Stock Market’s listing standards.

The Nominating and Corporate Governance Committee identifies Board candidates through numerous sources, including recommendations from Directors, executive officers and stockholders of the Company. The Nominating and Corporate Governance Committee evaluates identified Board candidates based on the criteria established by and periodically reviewed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee seeks to identify those individuals most qualified to serve as Board members and will consider many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be desirable as a member of any committees of the Board, and the candidate’s willingness to devote the time and effort required for Board responsibilities. The Nominating and Corporate Governance Committee does not assign any particular weight or importance to any one of these factors but rather considers them as a whole. Selected candidates are interviewed by members of the Nominating and Corporate Governance Committee and certain other Board members. Based on the foregoing, the Nominating and Corporate Governance Committee makes recommendations to the Board with respect to director nominees. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for election as a director at the 2023 Annual Meeting of Stockholders, it must follow the procedures described in “Stockholder Proposals and Nominations for Director” below.

Diversity

We strive to have the members of our Board of Directors possess a diverse set of skills and background so as to best provide guidance to the management team and oversight to the Company. The Nominating and Corporate Governance Committee views diversity broadly to include a diversity of experience, skills and viewpoint, as well as diversity of gender and race. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Skills sought include financial, capital markets, executive leadership, sales and marketing, organizational growth, human resources and strategic planning. We believe our Board of Directors has a minimum of one director for each of these skills.

Under Nasdaq’s Board diversity rule, approved by the SEC in August 2021, smaller reporting companies listed on Nasdaq’s U.S. exchange are required, subject to a phase-in period and certain exceptions, to (a) publicly disclose board-level diversity statistics using a standardized matrix and (b) have, or explain why they do not have, at least two directors who are diverse, including at least two directors who identify as female, or at least one diverse director who self-identifies as female and at least one diverse director who self-identifies as an underrepresented minority or LGBTQ+. The new rule is aimed at encouraging a minimum board diversity objective for companies and provide stockholders with consistent, comparable disclosures concerning a company’s current board composition.

Under the phase-in transition rules, the Company is required have, or provide an explanation why it does not have, (x) at least one diverse director by August 6, 2023, and (y) at least two diverse directors by August 6, 2026. Nasdaq-listed companies are required to provide a board diversity matrix by the later of August 6, 2022, and the proxy statement filed in connection with its 2022 annual meeting of stockholders. The Company is providing its board diversity matrix in this Proxy Statement. The table below highlights certain information regarding the current composition of our Board of Directors, as well as our Board of Directors if our current director nominees are elected, as self-identified by the director or director nominee.

Current Board Diversity Matrix (as of June 20, 2022)

Board Size
Total Number of Directors	5
	Male	Female	Non-Binary	Did not Disclose Gender
Gender Identity
Directors	4	1
Number of Directors who Identify in Any of the Categories Below
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	4	1
Two or More Races or Ethnicities
LGBTQ+
Did not Disclose Demographic Background

Proposed Board Diversity Matrix

Board Size
Total Number of Directors	6
	Male	Female	Non-Binary	Did not Disclose Gender
Gender Identity
Directors	5	1
Number of Directors who Identify in Any of the Categories Below
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	5	1
Two or More Races or Ethnicities
LGBTQ+
Did not Disclose Demographic Background

Board Leadership Structure, Risk Oversight, Executive Sessions of Nonemployee Directors, and Communications Between Stockholders and the Board

Board Leadership Structure

As noted above, our Board is currently comprised of four independent directors and one employee director. Mr. Tomenson is not standing for re-election, and the Board is expanding to six members. The Board has nominated Peter H. Kamin and Darius G. Nevin to fill these vacancies. Assuming the nominees, including Messrs. Kamin and Nevin, are elected at the Meeting, five of the Company’s six directors will be independent under applicable standards.

Mr. Kubacki has served as Chairman of the Board since 2003, and he has served as Chief Executive Officer and as a member of our Board since 1991. We believe that our independent, experienced directors, who currently and will continue to constitute a majority of our Board, benefit Psychemedics and its stockholders. In February 2021, the Company adopted a Lead Director Charter and appointed Fred J. Weinert as the Company’s initial Lead Independent Director. The Lead Director Charter is available at the Company’s website, www.psychemedics.com. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that our structure benefits the Company and its stockholders.

In addition to presiding at executive sessions of independent directors, the Lead Independent Director has the responsibility to: (1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and (3) perform such other functions as the independent directors may designate from time to time.

As part of an annual self-evaluation, our Board of Directors conducts an evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Psychemedics and its stockholders. When making recommendations of future Board candidates, our Nominating and Corporate Governance Committee, under the authority vested in it under our Nominating and Corporate Governance Committee Charter, is provided flexibility to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on Psychemedics’ general risk management strategy, the most significant risks facing Psychemedics, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of Psychemedics’ risk management process. Among its duties, the Audit Committee reviews with management (a) Psychemedics’ policies with respect to risk assessment and management of risks that may be material to Psychemedics, (b) Psychemedics’ system of disclosure controls and system of internal controls over financial reporting, and (c) Psychemedics’ compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact Psychemedics’ contingent liabilities and risks. Our full Board also considers and addresses risk as it performs its responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Psychemedics’ management is responsible for day-to-day risk management. Our Vice President, Controller undertakes primary responsibility for monitoring and testing for company-wide policies and procedures and manages the day-to-day oversight of the risk management strategy for the ongoing business of Psychemedics. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Psychemedics and that our Board leadership structure supports this approach.

Executive Sessions of Nonemployee Directors

The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Chairman of the Audit Committee serves as the chairperson for these executive sessions.

Report of the Audit Committee

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside the presence of management, with the independent auditors to discuss internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviews the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Board of Directors. The Audit Committee also selects and appoints the independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and pre-approves the independent auditors’ services. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which can be viewed on the Company’s website under “Corporate Governance”.

The Audit Committee has reviewed our audited consolidated financial statements for 2021 with management, and management has represented to the Audit Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and the sufficiency of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed with BDO USA, LLP, the Company’s independent registered public accounting firm for 2021, their judgments as to the quality, not just the acceptability, of accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the PCAOB Rule 3526 and has discussed with the independent auditors the independence of the independent auditors. The Audit Committee considered and determined that the provision of non-audit services by BDO USA, LLP was compatible with maintaining auditor independence. Finally, the Audit Committee discussed with BDO USA, LLP the matters required to be discussed under the PCAOB Auditing Standard No. 1301, Communications with Audit Committees (AS 1301).

Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Current members of the Audit Committee who participated in the review discussions and recommendations described above:

Robyn C. Davis
Walter S. Tomenson, Jr.
Fred J. Weinert

Communications between Stockholders and the Board

Interested parties, including stockholders, may communicate directly with the Chairman of the Audit Committee or the nonemployee directors as a group by writing to those individuals or the group at the following address: Psychemedics Corporation, 289 Great Road, Suite 200, Acton, Massachusetts 01720. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist Psychemedics in effectively addressing your concern, you may choose to remain anonymous, and Psychemedics will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law.

Cooperation Agreement with 3K Limited Partnership

On June 9, 2022, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with 3K Limited Partnership, Peter H. Kamin Revocable Trust Dated February 2003, and Peter H. Kamin Childrens Trust Dated March 1977 (collectively, the “Kamin Parties”).

Pursuant to the terms of the Cooperation Agreement the Company agreed to increase the size of the Company’s Board of Directors from five to six directors, to take effect as of the Company’s 2022 Annual Meeting of Stockholders, and to promptly take all necessary actions to nominate Peter H. Kamin and Darius G. Nevin as candidates for election to the Board at the 2022 Annual Meeting, to serve until the Company’s 2023 Annual Meeting of Stockholders.

The Company has agreed that, upon the election of Messrs. Kamin and Nevin to the Board, the Board would appoint Mr. Kamin to its Compensation Committee, Nominating Committee and its ad hoc strategic alternatives committee, and Mr. Nevin to its Compensation Committee, Audit Committee and strategic alternatives committee.

Pursuant to the Cooperation Agreement, the Kamin Parties shall be required, at the 2022 Annual Meeting, subject to certain customary exceptions, to vote all of their beneficially owned shares of the Company’s common stock (i) in favor of all directors nominated by the Board for election, (ii) in favor of the ratification of the appointment of BDO USA, LLP as the Company’s registered public accounting firm for the fiscal year ended December 31, 2022, (iii) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (iv) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at the 2022 Annual Meeting. In addition, the Cooperation Agreement provides for certain customary standstill provisions that restrict the Kamin Parties from, among other things, engaging in any solicitation of proxies with respect to the voting securities of the Company or acquiring any securities of the Company that would result in the Kamin Parties having beneficial ownership of more than 14.99% of the Company’s common stock. The standstill provisions expire upon the earlier of (x) the date that is twenty business days prior to the deadline for the submission of stockholder nominations for the 2023 Annual Meeting pursuant to the Company’s Amended and Restated Bylaws or (y) the date that is one hundred days prior to the first anniversary of the 2022 Annual Meeting (the “Standstill Period”). The Cooperation Agreement will terminate at the end of the Standstill Period.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the Cooperation Agreement, which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on June 9, 2022.

Stockholder Proposals and Nominations for Director

Stockholders may recommend the names of potential director candidates to our Nominating and Corporate Governance Committee for its consideration. Any such recommendation should include the nominee’s name and qualifications for membership on our Board and should be directed to our Secretary at Psychemedics Corporation, 289 Great Road, Suite 200, Acton, Massachusetts 01720. The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. These candidates are evaluated by the Nominating and Corporate Governance Committee and may be considered at any point during the year.

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal (including one or more director nominations) before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Such business may be brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary containing the information specified in our Bylaws. To be timely for our 2023 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices no earlier than April 14, 2023; and no later than the close of business on May 15, 2023. In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 30 days after the one-year anniversary of the 2022 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of: the 90th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such annual meeting is first made. The Company’s By-laws can be downloaded from our website at www.psychemedics.com under “Investor Relations” and “Governance Documents”.

Director Compensation

Mr. Kubacki receives no additional compensation for serving on the Company’s Board of Directors. Each of the Company’s outside (non-employee) directors received cash compensation of $12,500 per quarter served in 2021. In addition, Mr. Weinert received additional cash compensation of $15,000 in 2021 for serving as Chairman of the Audit Committee, and $65,000 for serving as Lead Independent Director and as the Board’s corporate governance representative overseeing the Corporation’s activities in Brazil. For 2022, Mr. Weinert’s compensation for serving in these latter two roles was reduced to $48,000. Each of the outside directors has also been granted from time to time equity awards under the Company’s equity compensation plans, most recently in May 2022. In each case the directors were granted stock unit awards or non-qualified stock options with an equivalent fair value, that in each case vest with respect to 50% of the number of shares covered thereunder on approximately the first anniversary of the date of grant, and with respect to the balance of 50% of the shares on approximately the second anniversary of the date of grant. Any unvested stock unit awards or options generally terminate upon the cessation of a recipient’s service as a member of the Board of Directors, subject to partial or full vesting in the case of termination on account of death or permanent disability. In the event of a change in control of the Company (as defined in the stock unit award or option agreement evidencing the award) the stock unit awards or options become fully vested immediately prior to the effective date of such change in control.

The following table shows, for the fiscal year ended December 31, 2021, the compensation paid by the Company or accrued for such year, to the Company’s non-employee directors. The compensation paid to Mr. Kubacki for his service as Chairman, Chief Executive Officer and President, is reported in the Summary Compensation Table under the caption “Executive Compensation” below.

Director Compensation for Fiscal Year Ended December 31, 2021

(a)	(b)	(c)		(d)		(e)		(f)
Name	Fees Earned or Paid in Cash	Stock Awards	(1)	Option Awards	(1)	All other Compensation	(4)	Total
Robyn Davis	$37,500	$86,130	(2)	$-	(3)	$-		$123,630
Harry Connick	$50,000	$72,050	(2)	$-	(3)	$-		$122,050
Walter Tomenson, Jr.	$50,000	$72,050	(2)	$-	(3)	$-		$122,050
Fred J. Weinert	$130,000	$72,050	(2)	$-	(3)	$-		$202,050

(1)	The amounts in columns (c) and (d) reflect the grant date fair values of awards to the named individuals in 2021.

(2)	As of December 31, 2021, the number of shares underlying unvested stock unit awards held by the non-employee directors was as follows: Mr. Connick: 21,000, of which 5,500 vest on April 30, 2022, 10,000 vest on November 11, 2022, and the balance vest on April 30, 2023 ; Mr. Tomenson: 21,000, of which 5,500 vest on April 30, 2022, 10,000 vest on November 11, 2022, and the balance vest on April 30, 2023; Mr. Weinert: 21,000, of which 5,500 vest on April 30, 2022, 10,000 vest on November 11, 2022, and the balance vest on April 30, 2023; and Ms. Davis: 13,000, of which 1,000 shares vested on March 16, 2022, 5,500 vest on April 30, 2022, 1,000 vest on March 16, 2023, and the balance vest on April 30, 2023.

(3)	As of December 31, 2021, the number of shares underlying non-qualified stock options held by the non-employee directors was as follows: Mr. Connick: 2,000, of which options to acquire 1,000 shares were then exercisable and options to acquire 1,000 shares are exercisable on November 11, 2022 ; Mr. Tomenson: 64,500, of which options to acquire 63,000 were then exercisable, and options to acquire 1,000 shares are exercisable on November 11, 2022; and Mr. Weinert: : 82,500, of which options to acquire 81,500 were then exercisable, and options to acquire 1,000 shares are exercisable on November 11, 2022.

(4)	Any perquisites or other personal benefits received from the Company by the named director were less than the reporting thresholds established by the Securities and Exchange Commission ($10,000).

EXECUTIVE COMPENSATION

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive.

Throughout this proxy statement the individual who served as the Company’s Chief Executive Officer during fiscal 2021, as well as those individuals who were the Company’s two most highly compensated executive officers other than the Chief Executive Officer are included in the Summary Compensation Table below and are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual performance goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of similarly sized public companies. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation and that its executives’ performance should be rewarded as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the Chief Executive Officer but takes into account his recommendations when making compensation decisions with respect to the other executive officers.

The Chief Executive Officer annually reviews the performance of each other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

In making compensation decisions, the Compensation Committee compares each element of total compensation against what the Compensation Committee believes to be the average amount paid to similarly situated executives at comparably sized publicly-traded and privately-held companies.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. The Compensation Committee determines the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. A significant portion of its total compensation payable to executive officers is in the form of cash bonus awards tied to achievement of performance goals and to the award of restricted stock units or stock options that would become vested over a period of time.

2021 Executive Compensation Components

For the fiscal year ended December 31, 2021, the principal components of compensation for named executive officers were:

•	base salary
•	performance-based cash incentive compensation; and
•	long-term equity incentive compensation

Base Salary

Base salary ranges for named executive officers are determined by the Compensation Committee for each executive based on his or her position and responsibility, a market competitive assessment of similar roles at other companies and a comparison of salaries paid to peers within the Company. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of executive officers are based on the Compensation Committee’s assessment of the individual’s performance.

On February 1, 2021, at the request of the Chief Executive Officer, each of the executive officers who were also executive officers in 2020 took an additional base salary cut of 10% of his or her current base salary in order to curtail costs. The cuts remained in place throughout the remainder of 2021 and are reflected in the Summary Compensation Table below. These cuts followed a previous 10% base salary reduction made during the third quarter of 2020 for executive officers.

Incentive Cash Bonus Compensation

The Company typically provides its named executive officers with the opportunity to earn cash incentive bonuses. For most years, bonuses are determined based on a combination of qualitative and quantitative, company and individual measures, the details of which are established annually in the form of business objectives. The business objectives may vary for each executive based upon his or her responsibilities and may include financial and/or strategic measures. The Compensation Committee typically retains the discretion to amend the bonus program including the ability to increase or decrease any bonus payment and make changes to any financial and/or strategic measures. In 2021, the named executive officers’ bonuses were computed as follows: (i) up to seven and one-half percent (7.5%) of base salary would be payable if the Company achieved pre-determined revenue targets; (ii) up to an additional seven and one-half percent (7.5%) of base salary would be payable if the Company achieved pre-determined earnings per share targets; and (iii) up to an additional ten percent (10%) of base salary would be payable based on achievement of individual written performance objectives for the fiscal year, as determined by Mr. Kubacki (for named executive officers other than himself) and as determined by the Compensation Committee (with respect to achievement by Mr. Kubacki of his performance objectives). The Compensation Committee retained sole discretion over all matters relating to the annual bonus payments, including, without limitation, the decision to pay any bonuses, the amount of each bonus, if any, the ability to increase or decrease any bonus payment and make changes to any financial and/or strategic measures.

Long-Term Equity Incentive Compensation

It is the philosophy of the Company to provide executives with incentives to receive equity in the Company and, thus, align their financial interests with those of the Company’s shareholders. The Company’s 2006 Incentive Plan provides long-term rewards and incentives to the Company’s named executive officers, as well as other participants.

Stock Unit Awards.

Stock unit awards (“Awards”) represent a right to receive shares of the Company’s Common Stock in varying amounts subject to satisfaction of certain time-based vesting requirements. The amount of stock unit awards granted to the named executive officers typically varies based upon their levels of responsibility, their individual performance and the Company’s performance for the year preceding the year of grant. Each of the units provides for vesting over the four-year period following the date of grant and are convertible into shares of Common Stock of the Company upon vesting.

Stock Options.

Stock options (“Option Awards”) represent a right to acquire shares of the Company’s Common Stock in varying amounts at a strike price equal to the closing price on the date of grant, subject to satisfaction of certain time-based vesting requirements. The number of Option Awards granted to the executive officers typically varies based upon their levels of responsibility and their individual performance. Each of the Option Awards provides for vesting over the four-year period following the date of grant.

Retirement and Other Benefits

The Company maintains a 401(k) plan for the benefit of all employees who have satisfied minimum age requirements. Employees have the opportunity to contribute to the plan on a before tax basis, subject to limits prescribed under the Internal Revenue Code. All employee contributions and any Company matching contributions are 100% vested on the date of contribution. The Company does not maintain any separate non-qualified retirement plans.

Perquisites and Other Personal Benefits

Any perquisites or other personal benefits that the Company offers to its executive officers are below the threshold limit ($10,000 per executive, per annum) for reporting under SEC rules.

The Company has entered into Change of Control Severance Agreements with Messrs. Kubacki, Doucot and Schaffer. The Change of Control Severance Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for Messrs. Kubacki, Doucot and Schaffer is provided under the heading “Potential Payments upon Termination and Change in Control” below.

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 per year to named executive officers except, in the case of equity awards granted prior to 2018, to the extent they constituted performance-based compensation. Depending on future stock prices, it is possible that a portion of the payments that might be payable to Mr. Kubacki under the agreement with him described under the heading “Potential Payments upon Termination and Change in Control” below may not be fully deductible. Subject to the foregoing, the Company believes that all compensation paid to its executive officers is, or will be when paid, fully deductible for federal income tax purposes.

Summary of Cash and Certain Other Compensation

The following tables show, for the fiscal years ended December 31, 2021, and 2020, the total compensation earned by the named executive officers during the year ended December 31, 2021, and outstanding equity awards held by the named executive officers as of December 31, 2021.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Position	Year	Salary	Bonus (1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Raymond C. Kubacki	2021	$430,702	$42,500	$150,650	$-	$-	$-	$-	$623,852
Chairman, CEO, & President	2020	$509,654	$-	$142,450	$16,951	$-	$-	$16,146	$685,201
Charles Doucot	2021	$238,750	$24,000	$78,600	$-	$-	$-	$-	$341,350
Executive Vice President	2020	$313,692	$-	$73,260	$7,910	$-	$-	$2,831	$397,693
Michael I. Schaffer	2021	$236,024	$12,000	$29,475	$-	$-	$-	$-	$277,499
Vice President Labortory Operations	2020	$274,180	$-	$28,490	$2,260	$-	$-	$8,524	$313,454

(1)	The amounts in column (d) reflect cash bonus awards made to the executive officers based on achievement of certain financial and individual objectives, as described in more detail below under the heading “Incentive Cash Bonus Compensation”.
(2)	The amounts in column (f) reflect the grant date fair value of the awards with respect to stock options granted in the applicable year, measured in accordance with FASB ASC Topic 718. Amounts shown do not reflect compensation actually received by the named executive officer nor does it necessarily reflect the actual value that will be recognized by the named executive officer. The assumptions used to calculate the value of option awards are set forth under Note 7 – “Stock-Based Awards”.
(3)	The amount in column (g) represents commissions paid to the named executive officer.
(4)	The amounts shown in column (i) reflect for each named executive officer matching contributions allocated by the Company to each of the named executive officers during the applicable year pursuant to the Company’s 401(k) Plan (which is more fully described below under the heading “Retirement and Other Benefits”); the amount of perquisites attributable to each named executive officer did not exceed $10,000 in either 2020 or 2021.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Raymond C. Kubacki	22,000	-		$10.20	9/15/2025
	42,000	-		$13.82	5/12/2026
	40,000	-		$18.87	5/4/2027
	21,000	7,000		$21.04	5/3/2028
	30,000	30,000		$10.60	5/3/2029
	3,750	11,250		$4.07	11/11/2030	26,250	$184,275
	-	-		-	-	17,250	$121,095
	-	-		-	-	20,000	$140,400
Charles Doucot	13,500	4,500		$21.04	5/3/2028
	15,000	15,000		$10.60	5/3/2029
	1,750	5,250		$4.07	11/11/2030	13,500	$94,770
	-	-		-	-	9,000	$63,180
	-	-		-	-	11,000	$77,220
Michael I. Schaffer	7,500	-		$13.82	5/12/2026
	8,000	-		$18.87	5/4/2027
	3,750	1,250		$21.04	5/3/2028
	5,000	5,000		$10.60	5/3/2029
	500	1,500		$4.07	11/11/2030	5,250	$36,855
	-	-		-	-	3,375	$23,693
	-	-		-	-	5,000	$35,100

(1)	Based on closing price of $7.02 per share on December 31, 2021, on the Nasdaq Stock Market.

Potential Payments upon Termination and Change in Control

The Company has entered into change-in-control severance agreements with each of Messrs. Kubacki, Doucot, Schaffer providing for severance benefits for a period of up to 12 months in the event of termination within 12 months following a change in control (as defined in the agreements). The agreements provide for severance benefits only if (1) the Company undergoes a change in control (as defined in the agreement) and (2) within 12 months thereafter either (a) the Company (or its successor) terminates the employee (other than termination for “cause”), or (b) the employee terminates his employment for “good reason” (as defined in his agreement). The agreements do not provide for severance benefits in the event of an employee’s death or disability, or in the event of his voluntary termination without good reason. The agreements provide that the employee shall not compete with the Company during the period in which he is entitled to receive severance payments. Except for such change-in-control severance agreements, and except for the separate employment severance agreement with Mr. Doucot described below, none of the named executive officers has an employment agreement with the Company.

Each of the stock unit award and option agreements with Messrs. Kubacki, Doucot and Schaffer described in the Summary Compensation Table above provides that the vesting would accelerate upon a change in control. In the event the Company had incurred a change in control on December 31, 2021 and terminated the employment of Messrs. Kubacki, Doucot and Schaffer on such date, the amounts paid out to such named executive officers would have been as follows:

Payments and Benefits Upon Termination and Change in Control

(a)	(b)	(c)	(d)	(e)	(f)
Name	Salary (1)	Accrued Vacation (2)	Health Benefits (3)	Acceleration of Equity Awards (4)	Total
Raymond C. Kubacki (5)
12 Month	$525,000	$16,356	$31,920	$324,675	$897,951
6 Month (change of location only)	$262,500	$16,356	$15,960	$324,675	$619,491
Charles Doucot (6)
12 Month	$340,000	$9,231	$27,907	$171,990	$549,128
Michael I. Schaffer (6)
12 Month	$287,700	$7,323	$31,920	$71,955	$398,898

(1)	The amounts in column (b) reflect the total amount of Base Salary (at the rate that was in effect for the 12-month period preceding August 1, 2020), commission (if applicable) and Bonus compensation that would continue to be paid to the Executive during the indicated period following a termination in connection with a change-in-control on December 31, 2021. Such amounts are calculated based on the actual base salary, commission and bonus compensation earned or accrued during the prior 12-month period coinciding with or preceding such termination.

(2)	Accrued vacation is payable upon separation of service whether or not in connection with a change in control.

(3)	The amounts in column (d) represent the amount payable by the Corporation during the applicable period for continuation of health benefits.

(4)	The amounts in column (e) reflect: (i) the acceleration of the vesting under stock unit awards granted under the Company’s 2006 Incentive Plan triggered by a change in control, as provided in each executive officer’s respective stock unit award agreement with the Company, the valuation of which is determined by multiplying the number of stock unit awards that would have become vested on December 31, 2021 pursuant to such acceleration provision, times the closing price of the Company stock on such date ($7.02 per share); plus (ii) the acceleration of the vesting under in-the-money unvested stock options granted under the Company’s 2006 Incentive Plan triggered by a change in control, as provided in each executive officer’s respective stock option agreement with the Company, the valuation of which is determined by assuming a net exercise of all unvested stock options having an exercise price that is less than the closing price of the Company stock on such date ($7.02 per share).

(5)	Mr. Kubacki’s arrangement provides for 12 months of salary (at the rate that was in effect for the 12-month period preceding August 1, 2020, or any higher rate thereafter in effect) and bonus continuation, in the event of a termination by the Company without cause (as defined in his agreement) or a termination by him for good reason (as defined in his agreement) in either case, within a 12 month period following a change in control of the Company (as such term is defined in the agreement), provided, however, that in the event of termination by Mr. Kubacki for good reason solely on account of a change in his required place of employment, following a change in control, then in lieu of 12 months of salary and bonus compensation, his benefits would be limited to 6 months of salary and bonus compensation.

(6)	Mr. Doucot and Dr. Schaffer’s arrangements provide for 12 months of salary (at the rate that was in effect for the 12-month period preceding August 1, 2020, or any higher rate thereafter in effect) and bonus continuation, in the event of a termination by the Company without cause (as defined in their respective agreements) or a termination by them for good reason (as defined in their respective agreements) in either case, within a 12 month period following a change in control of the Company (as such term is defined in the agreements).

Employment Severance Agreement

In addition to a change-in-control severance agreement, the Company also entered into an employment severance agreement with Mr. Doucot providing for severance benefits for a period of up to 6 months. The agreement provides for severance benefits if (a) the Company (or its successor) terminates Mr. Doucot (other than termination for “cause”), or (b) Mr. Doucot terminates his employment for “good reason” (as defined in his agreement). The agreement does not provide for severance benefits in the event of his death or disability, or in the event of his voluntary termination without good reason. Any payments under the severance agreement are reduced by the amount of any payments received by him under his change-in-control severance agreement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, with respect to shares of the Company’s common stock that were issuable under the Company’s 2006 Incentive Plan (the “2006 Incentive Plan”).

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities that Remained Available for Future Issuance
Equity compensation plans approved by security holders	799,000	(1)	$14.23	(2)	285,170
Equity compensation plans not approved by security holders	-		-		-
Total	799,000		$14.23		285,170

(1)	This amount includes 575,000 shares subject to outstanding stock options with a weighted average remaining contractual term of 6.1 years and 224,000 shares subject to outstanding stock unit awards.
(2)	The weighted-average exercise price information does not include any outstanding stock unit awards.

PRINCIPAL STOCKHOLDERS AND

STOCKHOLDINGS OF MANAGEMENT

The following table shows, as of June 27, 2022, the number of shares beneficially owned (i) by those stockholders who are known to the Company to own beneficially more than five percent of the outstanding Common Stock of the Company, (including their addresses) (ii) by each director and nominee for director of the Company, (iii) by each named executive officer, and (iv) by all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership	(1)	Percentage Owned (2)
Renaissance Technologies LLC	325,622	(3)	5.8%
800 Third Avenue
New York, NY 10022

Peter H. Kamin	624,737	(4)	11.1%
2720 Donald Ross Road, #311
Palm Beach Gardens, FL 33410

Raymond C. Kubacki	369,837	(5)	6.4%
289 Great Road, Suite 200
Acton, MA 01720

Fred J. Weinert	237,564	(5)(6)	4.2%
Walter S. Tomenson, Jr.	110,399	(5)	1.9%
Robyn C Davis	6,500		*
Andrew M. Reynolds	-		*
Michael I. Schaffer	52,501	(5)	*
Charles M. Doucot	47,775	(5)	*

All Executive Officers and Directors (8 persons)	825,814	(7)	13.7%

* denotes ownership of less than 1%

(1)	Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within sixty (60) days, unless otherwise indicated in these footnotes.

(2)	Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or pursuant to the vesting of stock unit awards are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but with respect to options and stock unit awards, are not deemed outstanding for the purpose of computing the percentage ownership of any other person shown in this table.

(3)	Based on the statement on a Form 13F-HR filed on May 13, 2022, Renaissance Technologies, LLC, a registered investment adviser has sole voting power over 325,622 shares and sole dispositive power over 341,422 shares of Common Stock.

(4)	Based on a Statement of Changes in Beneficial Ownership on Form 4 filed by Mr. Kamin on April 19, 2022. Includes 365,726 shares held by Mr. Kamin as trustee of certain trusts and 44,980 shares held by a limited partnership of which Mr. Kamin serves as general partner.

(5)	Includes the following number of shares of Common Stock which the individual had a right to acquire within 60 days pursuant to the exercise of options: Mr. Kubacki –180,750; Mr. Weinert – 80,500; Mr. Tomenson – 63,500; Dr. Schaffer – 28,500; and Mr. Doucot – 42,250.

(6)	Includes 111,381 shares held by Mr. Weinert as trustee of a trust and 1,600 shares held by Mr. Weinert’s spouse.

(7)	Includes 395,500 shares which the executive officers and directors had the right to acquire within 60 days pursuant to the exercise of options.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking the approval of its shareholders of an advisory resolution regarding the compensation of our named executive officers, as disclosed in this proxy statement under the section titled “Executive Compensation.” While this shareholder vote on executive compensation is only an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions. Last year 57% of the shares present at the meeting voted in favor of the resolution. Based on that vote and our engagement we have not taken any actions in response to that say-on-pay vote.

As described more fully in the Executive Compensation section, the primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure as compared to companies of a similar size in the same or similar industries in the region. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to earnings targets. We also include restricted stock awards and stock options with time-based vesting provisions that are designed to align executive incentives with long-term shareholder interests.

We urge shareholders to read the Executive Compensation section above, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and the related compensation tables and narrative above which provide detailed information on the compensation of our named executive officers.

The 2021 fiscal year demonstrated our commitment to these principles and illustrated how our program responds to business challenges and the marketplace.

•	Performance-based compensation in the form of annual and long-term incentives constituted 38% of 2021 total compensation target for our CEO and other named executive officers.

•	Due to slower than expected growth for the Company’s revenues and earnings in 2021, no cash bonuses were paid to any of the Company’s named executive officers for objectives related to the Company’s financial performance; some bonuses were paid on individual performance objectives.

•	Equity compensation awards, which comprised 100% of named executive officers long term compensation, continued to play an important role in rewarding named executive officers for the achievement of long-term business objectives and providing incentives for the creation of stockholder value.

•	Since September 2020, the named executive officers have taken what has amounted to a 9% pay cut in base salary.

The Company’s commitment to these principles has long preceded the 2021 fiscal year as the aggregate base salary amount for the three named executive officers in 2021 was lower than the aggregate amount for the three named executive officers in 2016.

The Company offers minimal “perquisites” benefits, no guaranteed bonuses, no tax gross ups, four-year vesting for all executive equity awards and an independent compensation committee.

In light of the above, the Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Executive Compensation section above are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s success.

For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Psychemedics Corporation’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Psychemedics’ Board of Directors recommends a vote FOR the non-binding, advisory proposal to approve the executive compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2022 and recommends ratification of such appointment by the stockholders. During the 2021 fiscal year, BDO USA, LLP served as Psychemedics’ independent registered public accounting firm and also provided certain tax and non-audit services as described below. Although the Company is not required to seek stockholder approval of this appointment, the board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

Representatives of BDO USA, LLP will be available at the Annual Meeting to respond to questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees paid or payable to BDO USA, LLP for services attributable to fiscal years 2021 and 2020:

	Fiscal Year
	2021	2020
Audit Fees (1)	$392,309	$394,620
Audit-Related Fees (2)	15,950	15,650
Tax Fees (3)	182,275	55,440
Total	$590,534	$465,710

(1)	Audit Fees – Fees for professional services rendered to the Company (or estimates of fees for services to be rendered) in connection with auditing the Company’s annual financial statements and reviewing the interim financial information included in the Company’s Quarterly Reports on Form 10-Q and consents and assistance with the review of documents filed with the Securities and Exchange Commission

(2)	Audit-Related Fees – Fees billed to the Company or to the Company’s employee retirement plan for services related to the audit of the Company’s financial statements that are not reported under Audit Fees, which include audit work performed on certain of the Company’s benefit plans.

(3)	Tax Fees – Fees billed to the Company related to tax compliance and consultation.

Audit Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided, in accordance with this pre-approval policy, and the fees for the services performed to date.

Psychemedics’ Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of BDO USA, LLP as the Company’s Independent Registered Public Accounting Firm.

OTHER MATTERS

The Board of Directors knows of no other matters which may come before the Annual Meeting. However, if any matter not now known is presented at the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote said proxy, or any proxy that you may download from www.psychemedics.com/proxy, in accordance with their judgment on such matter.

The Company will bear the cost of solicitation of proxies. Solicitations of proxies by mail may be followed by telephone or other personal solicitation of certain stockholders by officers or other employees of the Company.

GENERAL INFORMATION

The Company’s 2021 Annual Report is being mailed to shareholders with this Proxy Statement.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 may be obtained without charge by writing to the Company at Investor Relations, Psychemedics Corporation, 289 Great Road, Suite 200, Acton, Massachusetts 01720, or by viewing the “Investor Information” section of the Company’s website at www.psychemedics.com.

By order of the Board of Directors,

/s/ Patrick J. Kinney, Jr.
PATRICK J. KINNEY, JR.,
Secretary

July 6, 2022

PSYCHEMEDICS
Superior Science. Superior Results.

VOTE

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A Voting Items

The Board of Directors recommends a vote FOR all of the following nominees:

1. Election of Directors:

Nominees:
01 - Robyn C. Davis
02 - Peter H. Kamin
03 - Raymond C. Kubacki
04 - Darius G. Nevin
05 - Andrew M. Reynolds
06 - Fred J. Weinert

☐ **Mark here to vote FOR all nominees**

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PSYCHEMEDICS
Superior Science. Superior Results.

Proxy — Psychemedics Corporation

PROXY FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 12, 2022
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Raymond C. Kubacki, attorney of the undersigned (with full power of substitution), to vote for and in the name of the undersigned, at the 2022 Annual Meeting of Stockholders of Psychemedics Corporation (the "Company") to be held at Seaport Hotel, 200 Seaport Boulevard, Boston, MA 02210 on August 12, 2022, at 10:00 A.M. local time and any adjournments thereof, according to the number of shares and as fully as the undersigned would be entitled to vote if personally present.

Without limiting the general authorization hereby given, said proxy is instructed to vote or act as follows on the proposals set forth in the Company's Proxy Statement dated July 6, 2022 and on such other matters as may properly come before the meeting. If no such instruction is given, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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